Exhibit 10.13

AMENDMENT TO THE SECURED LOAN
AND REVENUE PARTICIPATION AGREEMENT

This Amendment (the “Amendment”) to the September 18, 2019 Secured Loan and Revenue Participation Agreement (the “Agreement”) entered into by and between LG 2017 Holdings LLC (“LG”) and Solajet Financing Company LLC (“Solajet”) is now being amended pursuant to Section 8.7 of the Agreement (each, LG and SolaJet are referred to herein individually as a “Party” to this Amendment, and collectively as the “Parties” to this Amendment). Other than the amendments specified herein, no other terms of the Agreement shall be modified or affected by this Amendment. The Parties intend to make the following amendments effective, February 24, 2020 (hereinafter, the “Effective Date”):

●	Section 1.2, Interest Loan - as of the Effective Date, by mutual written consent of the Parties, the Interest Loan section 1.2 of the Agreement on page 1, shall be deleted in its entirety and replaced by the following:

Interest Loan. During the Term, as defined in Section 1.4 (below), the Loan shall accrue simple interest (no compounding) of 18.2% per annum, for a total interest amount of $21,840 to be accrued during the Term. In case of an Event of Default, as described in section 5.1 (below), the Borrower shall begin to accrue interest at the Default Rate as further specified in the Note.

●	Section 1.5, Repayment of Loan - as of the Effective Date, by mutual written consent of the Parties, the Repayment of Loan section 1.5 of the Agreement on page 2, shall be deleted in its entirety and replaced by the following:

Repayment of Loan. (i) Borrower shall make a monthly repayment in the amount of $1080 to Lender in forty-eight (48) instances on the eighteenth (18th) calendar day of each month during the Term starting with October 18th, 2019 with the Loan to be repaid in full on September 18, 2023; and (ii) if the 18th calendar day falls on a Saturday, Sunday or public holiday under the laws of the State of New York, the due date for the payment shall be extended to the next succeeding business day; (iv) Nothing in the terms of this Agreement or the Note will prevent the Borrower from repaying any portion or the entire amount of the Loan, together with interest, to the Lender at any time prior to the Maturity Date, or at any other time provided that the total interest due on the Loan shall be adjusted proportionally.

●	Section 7.1, Revenue Share - as of the Effective Date, by mutual written consent of the Parties, the Revenue Share section 7.1 of the Agreement on page 5, shall be deleted in its entirety and replaced by the word “OMITTED.”

This Amendment shall constitute the final agreement and understanding of the Parties on the subject matter hereof. Any modifications to addendums and/or exhibits to the agreement that are required to be made as a result of this amend are hereby deemed to be made. This Amendment may be modified only by a further writing signed by the Parties. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the 24th day of February, 2020.

LG 2017 Holdings LLC	Solajet Financing Company LLC

Name:	Name:	Steve Howe
Title:	Title:	Manager